Exhibit 2

Persons Who May Be Deemed To Be Members of a Group

Steven Tannenbaum

Greenwood Investments, Inc.

Greenwood Investors Limited Partnership

Greenwood Capital Limited Partnership

Costa Brava Partnership III L.P.

Roark, Rearden & Hamot, LLC

Seth W. Hamot